Employment Agreement

Employment Agreement made and entered into effective as of the 1st day of January, 2007 between NYFIX, Inc., and its subsidiaries and affiliates (“NYFIX”), with offices at 100 Wall Street, New York, N.Y. 10005 and W. Brennan Carley (“Employee”), residing at [address], NY.

NYFIX agrees to employ Employee, and Employee agrees to be employed by NYFIX on the following terms and conditions:

1. Term.

NYFIX hereby agrees to employ Employee, and the Employee hereby accepts such employment, on the terms and conditions set forth herein, unless and until such employment hereunder shall have been terminated as provided in this Agreement. At all times, Employee and NYFIX shall have the right to terminate this Agreement, pursuant to the termination provisions set forth herein.

2. Duties.

A. Employee will render services to NYFIX as Executive Vice President, Head of Business Operations and Chief Strategy Officer in accordance with the duties, rules and instructions established by the Chief Executive Officer (“CEO”) and/or NYFIX’s Board of Directors (“Board”) from time to time. Such duties may include, without limitation, product strategy, product development, client and production integration for NYFIX, marketing, oversight of various operations as needed. Such duties shall be consistent with the duties assigned to senior management team members.

B. Employee will report to the CEO of NYFIX. Employee will use his best efforts to perform faithfully and efficiently his duties hereunder to NYFIX. Employee agrees to devote his full time and energies to the performance of such duties for NYFIX, and will not engage in any outside employment activities or serve on a board of directors for another company, for himself or others, without the prior written approval of the CEO of NYFIX. Notwithstanding the foregoing, Employee may continue to serve as a director of Yipes Enterprise Services (“Yipes”) so long as Yipes does not compete with the business of NYFIX, or any business which NYFIX is actively considering entering into during the Term hereof. Employee is permitted to serve on a board of directors of another company, if he leaves the board of Yipes, and subject to the prior written approval of the CEO of NYFIX, which approval shall not be unreasonably withheld.

3. Compensation.

A. Signing Bonus. On or about January 1, 2007, or Employee’s first day of employment, whichever is later, NYFIX shall pay you a one-time signing bonus of One Hundred Thousand ($100,000) dollars. Notwithstanding the foregoing, Employee agrees that if his employment is terminated pursuant to Paragraphs 4(a) or 4(c) of this Agreement on or before December 31, 2007, Employee shall repay the entire amount he received to NYFIX within 30 days of such termination.

B. Salary. Employee’s base salary shall be at the rate of $300,000 per annum, payable in accordance with NYFIX’s ordinary payroll practices. During the term of this employment agreement, Employee’s salary may be reduced, so long as the Employee’s Annual Target Bonus, as described in Paragraph 3.C., be increased to allow the Employee the opportunity account for the actual reduction in base salary, and so long as similar reductions are made for other similarly situated employees of NYFIX. For example, if Employee’s base salary of $300,000 is reduced by 5 percent ($15,000) and his Target Bonus was 75 percent of base, Employee’s new Target Bonus should be increased by an amount equal to that five percent (thereby raising his Target Bonus in this example to 84.2% of the new base of $285,000).

C. Annual Target Bonus Payments. Employee shall be eligible to participate in the annual management bonus program maintained by NYFIX for similarly situated employees. The terms of this bonus plan shall be in the sole discretion of NYFIX, including its Board. Employee will be assigned a “target bonus,” for each year during the Term, commencing in the calendar year beginning January 1, 2007, of not less than 75% of Employee’s base salary. Employee further recognizes and agrees that in the event that NYFIX adopts a restricted stock or other equity-based bonus plan, any bonus payments are separate and apart from any bonuses paid pursuant to this contract. Such Annual Bonus shall be based on goals and objectives adopted by NYFIX consistent with the manner of adoption of such goals and objectives for other senior management employees of NYFIX, with the actual amount of such Annual Bonus (whether greater or less than the specified target amount) being based upon the degree to which Employee achieves such goals and objectives as determined by NYFIX in its sole discretion.

D. 2007 Minimum Bonus if No Options Granted. Notwithstanding Paragraph 3.C, and subject to the termination provisions in Paragraph 4 and if NYFIX, in its discretion, does not grant Employee options during the calendar year 2007, NYFIX agrees to pay Employee a bonus of no less than $275,000 (plus such amount, if any, that the Employee’s base salary is reduced during calendar 2007 pursuant to paragraph 3.D above) for calendar year 2007, in lieu of the bonus set forth in Paragraph 3.C. to be paid in accordance with bonus payments made by NYFIX in its ordinary course of business.

E. Benefits. Employee will be eligible to participate in such medical programs and other fringe benefits as NYFIX provides to similarly situated employees. Employee shall be entitled to four weeks vacation.

F. Office and Administrative Support. Employee shall be provided a comparable office and administrative support as NYFIX provides to other similarly situated employees.

G. Expenses. Employee will be entitled to reimbursement for reasonable travel, entertainment and other out-of-pocket business expenses necessarily occurred in the performance of his duties hereunder, upon submission and approval of written statements and receipts in accordance with NYFIX’s regular procedures in effect from time to time.

H. Withholdings. NYFIX shall make such deductions and withhold such amounts from each payments made to Employee under this Agreement as may be required from time to time by law , government regulation or order.

I. Arbitration and Confidentiality. Upon execution of this Agreement, the Employee agrees to execute the confidentiality and arbitration agreements adopted by NYFIX, and agrees to be bound by all policies and procedures adopted by NYFIX from time to time which apply to all employees of NYFIX.

4. Termination.

(a) Termination by the Employee. Employee may terminate his employment with NYFIX at any time, upon 30 days written notice, to the CEO of NYFIX. In such an event, no further payments shall be made to Employee, nor shall any benefits be afforded to Employee following such termination, except for amounts due and owing as of the date his employment terminates (the "Termination Date") and such benefits as are required by law.

(b) Termination by the Employee For Good Reason. Employee may terminate his employment at any time for "Good Reason", as defined below, provided that he provides NYFIX with written notice of ten (10) business days. In such an event, payments will be made to Employee in accordance with subparagraph (e).

As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i) a material diminution in the Employee’s duties;

(ii) a material reduction in Employee’s base salary (other than as provided for in paragraph 3.B above);

(iii) a relocation of the Employee’s principal office to a location greater than fifty (50) surface miles from his prior office; or,

(c) Termination by NYFIX for Cause. NYFIX may terminate Employee’s employment at any time for "Cause", as defined below. In such event, no further payments shall be made to Employee, nor shall any benefits be afforded to Employee following such termination, except for amounts due and owing as of the Termination Date and such benefits as are required by law.

As used in this agreement, the term “Cause” shall mean:

(i) Employee is convicted of any felony or other crime involving securities law violations, banking law violations,

(ii) Employee engages in an act which involves moral turpitude or which, if generally known, would or might reasonably have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of NYFIX, as determined by the Board, in good faith;

(iii) Employee engages in the use of controlled substances, medication, or alcohol which impairs the performance of his duties hereunder;

(iv) Employee engages in misconduct materially injurious to NYFIX;

(v) Employee fails to perform his duties substantially hereunder which is not cured within ten (10) business days following written notice by NYFIX.

(d) Termination by NYFIX without Cause. NYFIX may terminate the Employee’s employment at any time, provided that it provides the Employee with 30 days written notice. If NYFIX exercises such right, and such termination is not for Cause, as that term is defined in this agreement, NYFIX agrees to make payments as described in sub-paragraph (e).

(e) Payments for Termination by NYFIX without Cause or Termination by the Employee for Good Reason. If Employee’s employment is terminated under subparagraphs (b) or (d) and, if and only if, that Employee executes and delivers to NYFIX a Release and Discharge in a form acceptable to NYFIX:

(i) Employee will be paid amount equal to his annual base salary for the period of one year following his Termination date (the “Severance Period”), in installments in accordance with past payroll practices, at NYFIX’s sole discretion;

(ii) Only until such time as the first tranche of restricted stock options, equity compensation, or the like, granted to the Employee vests (if any), Employee will be paid an amount equal to the Employee’s Target Bonus, at target, with such Target Bonus pro-rated for the length of the Severance Period. Such amounts shall be paid at the same time as annual bonuses for each such fiscal year are actually paid by NYFIX to its similarly-situated employees;

(iii) In the event that Employee elects in a timely manner to continue basic medical and dental insurance coverage (“Coverage”) pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), NYFIX shall reimburse the Employee the share of the premium of maintaining Employee’s COBRA continuation coverage for one year from the Termination Date (the “Subsidized Period”); provided, however, that in the event Employee commences comparable benefit coverage with a subsequent employer during the Subsidized Period (“Comparable Coverage”), Employee shall provide NYFIX with written notice of such Comparable Coverage and the date upon which such Comparable Coverage commences within 5 days of the commencement thereof, and Employee’s benefit coverage with NYFIX shall cease as of the date such Comparable Coverage with a subsequent employer commences. Unless such coverage has so ceased, after the Subsidized Period, Employee may continue such coverage at his expense at the applicable COBRA rate for the duration of the COBRA period, if any. In lieu of the above, NYFIX shall use reasonable efforts to continue Coverage in place for the Severance Period, for the benefit of the Employee and his dependents, following which the Employee may elect COBRA coverage at his own expense; in the event that NYFIX cannot do so, or cannot do so at a reasonable rate, NYFIX will, instead, following the period referenced in the first sentence of this paragraph, reimburse the Employee for the costs associated with Comparable Coverage for a period of twelve (12) months following the Severance Period up to $1,500 per month but only in the event that the Employee is not then otherwise eligible for Comparable Coverage.

(f) Termination Upon Death of Employee. This agreement shall immediately terminate, and all rights, benefits and obligations hereunder shall cease, in the event of Employee’s death, except for such rights as shall have accrued as of the date of Employee’s death.

(g) Termination Upon Disability of Employee. In the event that Employee becomes disabled, and as a consequence become entitled to receive benefits under NYFIX's then current disability insurance program, upon commencement of Employee’s receipt of such benefits, payment of Employee’s salary shall immediately terminate, until Employee returns to work and cease receiving such disability benefits. In the event the Employee does not return to work within ninety (90) days of the commencement of such disability, NYFIX may terminate this Agreement.

5. Ability To Enter Into And Perform This Agreement.

Employee represents that he is free to enter into this Agreement and perform the services and duties required hereunder and that he is not party to any agreement or understanding which will interfere with or prevent his entering into this Agreement or performing such services and duties. Employee further represents that he is not now a target, subject, defendant, or witness in any investigation, hearing or proceeding by any governmental or regulatory agency or body. Employee agrees to use his best efforts to perform his services and duties in compliance in all material respects with the rules and regulations of the securities regulators, and any other regulatory body or agency which has jurisdiction over NYFIX’s business and with NYFIX’s policies and procedures from time to time in effect.

6. Calculations.

Any calculations required under this Agreement shall be determined by NYFIX in accordance with its regular procedures, and such determination shall be final and binding upon the parties.

7. Non-solicitation.

Employee acknowledges that NYFIX has a vital interest in retaining the services of its employees and consultants. Employee therefore agrees that for during the Term of this Agreement and continuing until one (1) year from his Termination Date, whichever is later, he will not, directly or indirectly, hire, solicit, induce, or attempt to hire, solicit, induce any employee or consultant of NYFIX, to terminate his or her employment or other relationship with NYFIX .

8. Restrictive Covenant.

Employee acknowledges the highly competitive nature of the business of NYFIX and the importance to NYFIX of the confidential business information and trade secrets (as defined in Paragraph 9) to which Employee will have access. Accordingly, Employee agrees that, during the Term of this Agreement and continuing until one (1) year from his Termination Date, whichever is later, Employee will not directly or indirectly engage either as agent, employee, representative, independent contractor, sole proprietor, partner, joint venturer, stock holder, director, officer, or in any other manner or capacity whatsoever, with any company in the United States and in any country in which NYFIX operates, if, and only if, such company’s business competes with NYFIX’s business activities, or competes with any business which NYFIX is actively considering entering into during the Term of this Agreement. In the event that this Restrictive Covenant shall conflict with any other Restrictive Covenant that applies or may apply to Employee, this Restrictive Covenant shall control and supercede any similar constraint provisions that govern Employee’s conduct. Employee agrees that due to the uniqueness of his skills and abilities and the uniqueness of the confidential business information that he will possess in the course of his employment, the Restrictive Covenant set forth herein is reasonable and necessary for the protection of NYFIX. Nevertheless, if it is determined that such covenants are unenforceable in that they are too broad as to their scope or geographical coverage, ten the parties hereby confer upon any appropriate court or panel the power to limit such scope or geographical coverage such that they will be enforceable.

9. Proprietary Information.

Employee acknowledges that NYFIX’s trade secrets, know how, contracts, client relationships, and other proprietary information as such may exist from time to time are valuable, special and unique assets of NYFIX’s business. Employee agrees to treat as confidential and keep secret such information and non-public information concerning the affairs of NYFIX and shall not at any time during the term of his employment by NYFIX or thereafter, without NYFIX’s prior written consent, divulge, use, furnish or make known or accessible to or for the benefit or use of anyone other than NYFIX any such information. Upon the expiration or termination of the Employee’s employment, or earlier at the election of NYFIX, the Employee shall return to NYFIX all materials owned by NYFIX or containing NYFIX’s confidential information.

10. Confidentiality.

NYFIX and Employee agree that, subject to the exceptions noted below, the terms of this Agreement, and the negotiations leading up to it, shall not be disclosed by the parties to any other person. The following exceptions are agreed by the parties to be outside the covenant of confidentiality:

o	Either party may disclose this Agreement in a proceeding to enforce the terms of the Agreement or pursuant to valid subpoena or court order.

o	Either party may disclose this Agreement to their attorneys, accountants, tax preparers and other advisers.

o	Employee may disclose this Agreement to his immediate family.

o	NYFIX may disclose this Agreement to all appropriate staff members within NYFIX who have a bona fide “need to know” to either implement the Agreement or to properly discharge their own managerial responsibilities, and to those regulatory bodies as may be required by law.

In each exception noted above, the parties must inform such persons that they must not disclose the same to any additional third party and they agree to that condition.

11. No Finder.

The parties each represent there is no finder or other party entitled to compensation for introducing Employee to NYFIX.

12. Amendment.

This Agreement constitutes the entire agreement between the parties with respect to Employee’s employment by NYFIX and supersedes all prior agreements and understandings between the parties. This Agreement may be amended or extended only by written agreement by both parties.

13. Binding Effect.

This Agreement may not be assigned by Employee. This agreement shall be binding upon both parties and their heirs, legal representatives, successors and permitted assigns.

14. Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

15. Injunction.

A. NYFIX shall be entitled, at its option, as a non-exclusive remedy, to seek to enjoin the violation by Employee of Paragraphs 7,8, and 9 of this Agreement in any court of competent jurisdiction. Such remedy shall be cumulative and in addition to NYFIX’s right to seek damages.

16. Severability.

In the event that any portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect, and such invalid or unenforceable provision shall be automatically deemed rewritten to the extent necessary to eliminate such invalidity or unenforceabilty.

17. Waiver.

The failure of either party to insist in any one or more instances upon strict performance of any other terms and conditions of this agreement shall not be deemed a waiver or relinquishment of any right or of the future performance of any such term or condition, but the obligations of each party shall continue in full force and effect.

18. Heading.

The paragraph headings in this Agreement are for reference purposes only and shall not have any substantive effect.

19. Notices.

All notices and other communications hereunder shall be made by hand delivery, overnight courier, certified or registered mail, postage prepaid and return receipt requested, telex or facsimile transmission to the parties at their addresses first set forth above or to such other address as either party may have thereto specified in writing.

20. Reimbursement of Legal Fees.

NYFIX agrees to reimburse Employee for his actual legal fees associated with the negotiation of this Agreement, up to a maximum of $7,500. Employees agrees to submit statements reflecting his legal bills within 30 days of the effective date of this Agreement.

ACCEPTED AND AGREED:

NYFIX, Inc.

By:	/s/ P. H. Edelstein

Print Name:	P. H. Edelstein

Title:

Date:

Employee

Signature:	/s/ W. Brennan Carley

Print Name:	W. Brennan Carley

Date:	1/15/07